As filed with the Securities and Exchange Commission on November 13, 2012

Registration No. 333-134741

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

UNION DRILLING, INC.

(Exact name of registrant as specified in its charter)

Delaware	16-1537048
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

4055 International Plaza, Suite 610

Fort Worth, Texas 76109

(Address of Principal Executive Offices)

UNION DRILLING, INC. AMENDED AND RESTATED 2000 STOCK OPTION PLAN,

2005 STOCK OPTION PLAN AND

STOCK OPTION PLAN AND AGREEMENT OF CHRISTOPHER D. STRONG

(Full Titles of the Plans)

Name, Address and Telephone Number of Agent for Service:	Copy of Communications to:

John A. Gallegos, Jr. Secretary and Vice President Union Drilling, Inc. 4055 International Plaza, Suite 610 Fort Worth, Texas 76109 (888) 488-0570	Keith R. Fullenweider Stephen M. Gill Vinson & Elkins LLP 1001 Fannin Street, Suite 2500 Houston, Texas 77002 (713) 758-4458

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☒

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the registration statement of Union Drilling, Inc. (“Union Drilling”) on Form S-8 (File No. 333-134741) filed with the Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on June 5, 2006 (the “Registration Statement”), which registered 2,764,308 shares of Union Drilling’s common stock, par value $0.01 per share (“Common Stock”), under the Union Drilling, Inc. Amended and Restated 2000 Stock Option Plan, 2005 Stock Option Plan and Stock Option Plan and Agreement of Christopher D. Strong.

On November 5, 2012, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of September 24, 2012 among Union Drilling, Sidewinder Drilling Inc., a Delaware corporation (“Sidewinder”), and Fastball Acquisition Inc., a Delaware corporation and a wholly-owned subsidiary of Sidewinder (“Merger Subsidiary”), Merger Subsidiary merged with and into Union Drilling (the “Merger”), with Union Drilling continuing as the surviving corporation and a wholly-owned subsidiary of Sidewinder. In connection with the Merger, each outstanding share of Common Stock, other than Common Stock held by Union Drilling as treasury stock or owned by Sidewinder or Merger Subsidiary and other than Common Stock with respect to which dissenters’ rights were properly exercised, was converted pursuant to the Merger Agreement into the right to receive $6.50 in cash, without interest.

As a result of the Merger, Union Drilling has terminated any and all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. Accordingly, Union Drilling hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by Union Drilling in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, removes from registration any and all Common Stock registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 13th day of November, 2012.

UNION DRILLING, INC.

By:	/s/ Jon C. Cole
Name: Jon C. Cole
Title: President

Pursuant to the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated and on the 13th day of November, 2012.

Signature	Title

/s/ Jon C. Cole Jon C. Cole	President and Director (Principal Executive Officer)

/s/ John A. Gallegos, Jr. John A. Gallegos, Jr.	Vice President and Secretary (Principal Financial Officer and Principal Accounting Officer)

/s/ Trevor M. Turbidy Trevor M. Turbidy	Director

/s/ Jeffrey P. Gunst Jeffrey P. Gunst	Director